ActiveCare, Inc. and The AmeriLife Group Join Forces to Offer Concierge and Emergency Services to Senior Citizens

AmeriLife Customers Now Will Have Access to Assistance and Emergency Services at the Touch of a Button, Almost Anywhere

SALT LAKE CITY, UTAH - July 7, 2010  -- ActiveCare Inc., (OTCBB: ACAR) and The AmeriLife Group today announced a strategic agreement whereby The AmeriLife Group will distribute ActiveCare’s product and concierge-like services to the nearly 1 million customers The AmeriLife Group services through its national sales force of over 1,000 representatives.

ActiveCare offers aging individuals and their caregivers many services similar to those provided by in-home care or assisted living, only at the touch of a button and at a fraction of the cost, whenever and wherever necessary. The AmeriLife Group has been marketing insurance and financial products to the senior market for 38 years.

Tim North, CEO, of AmeriLife said, “Amerilife focuses on long term relationships with its core carriers; to that end we are very careful during the selection process as to the type and culture of the organization with which we do business. After careful consideration we are very pleased with ActiveCare and feel that our business relationship will indeed be a long term and successful venture. We are very excited at the prospect of combining our vast marketing organizations that provides highly rated insurance and financial products along side ActiveCare’s mobile safety product. We believe this to be a win-win opportunity for both our organizations!”

ActiveCare’s services are provided through the ActiveOne PAL (Personal Assistance Link) handset.  The handset has one-button service where, when activated, a live operator greets each caller by name, 24 hours a day, seven days a week. ActiveCare services range from daily in-home activities and medication reminders to out-in-the-world endeavors ranging from assistance with dinner reservations, turn-by-turn directions and roadside assistance or, if needed, even providing emergency service assistance, helping seniors to live stronger longer.

"We are extremely pleased with this new relationship that we have forged with The AmeriLife Group.  The seniors serviced by AmeriLife will now have access to ActiveCare services that can assist them in emergency situations and help them live a better quality of life,” said James Dalton, Chairman and CEO, ActiveCare.

About ActiveCare:
ActiveCare, Inc. is the service leader in virtual care for the elderly, disabled or chronically ill,  providing deserved freedom while allowing members to remain living more independently, longer. ActiveCare incorporates cellular, GPS  and fall detection technologies to provide a wide selection of  concierge-like services for members, delivered by way of a hand-held or wearable PAL (Personal Assistance Link) device.  The PAL connects ActiveCare members to the CareCenter at the touch of a button or when a fall is detected, providing immediate service and peace of mind, 24 hours a day, seven days a week – at home or on the go.  Headquartered in Salt Lake City, ActiveCare is committed to providing consistent excellence in quality and safety as well as friendly care for members and caregivers, alike.
For more information, please visit: www.activecare.com

About AmeriLife
For more than 38 years, AmeriLife has focused on the insurance and financial needs of America’s growing mature market. AmeriLife’s products, distribution and marketing experience spans a multitude of senior marketing and sales channels including:  62 Career Agencies nationwide; Health and Financial Services with countrywide coverage; an 800 hospital Provider Network; over 38 propriety products; a nationally licensed Third Party Administrator; and 12 national marketing companies.  AmeriLife’s Product Development expertise in life insurance, annuity and the senior markets also allows participating companies to profitably enter new markets, resulting in a wider breadth of insurance risk.
For more information, please visit www.amerilife.com